Exhibit 3.1

ARTICLES OF INCORPORATION OF

VEGAS PETRA, INC.

KNOW ALL MEN BY THESE PRESENTS:

That we, the undersigned, desiring to form a corporation under the Laws of the State of Nevada, do hereby associate ourselves together for that purpose and adopt the following Articles of Incorporation.

ARTICLE XVIII

The name of the corporation shall be VEGAS PETRA, INC.

ARTICLE XIX

The principal place of business of this corporation shall be 3266 Dawnflower Street, #A, Las Vegas, County of Clark, State of Nevada 89121, or at such other place within or without the State of Nevada as may be determined by the Board of Directors, and this corporation may hold its meeting at such place or places as the Board of Directors may designate.

ARTICLE XX

The names and addresses of the incorporators are:

T. Gerald Chilton, Jr.

110 S. Mesa Drive

Suite 1

Mesa, Arizona 85210

ARTICLE XXI

The time of commencement of the corporation shall be from the date of the filing of these Articles of Incorporation with the Secretary of State of the State of Nevada, and this corporation shall have perpetual existence.

ARTICLE XXII

This corporation is formed for the transaction of any and all lawful businesses and activities for which corporations may be incorporated under the laws of the State of Nevada, as they may be amended from time to time, shall have such rights, privileges and powers as may be conferred upon corporations by any existing law and may at any time exercise such rights, privileges and powers, when not inconsistent with the purposes and objects for which this corporation is organized.

ARTICLE XXIII

The highest amount of indebtedness or liability, direct or contingent, to which this corporation shall at any time subject itself is the maximum allowed by the then applicable Statutes of the State of Nevada.

ARTICLE XXIV

T. W. Owen, 3266 Dawnflower Street, #A, Las Vegas, Clark County, State of Nevada 89121, is hereby appointed to be the lawful resident agent of this corporation, to accept and acknowledge service and upon whom may be served all necessary process or processes in any action, suit or proceeding that may be brought against this corporation in any of the courts of the State of Nevada, and for all purposes required by law.

ARTICLE XXV

The business and affairs of this corporation shall be conducted by a Board of Directors of not less than one (1) nor more than ten (10) members. The Directors need not be stockholders; the Directors shall be elected at the Annual Meeting of the stockholders, and they shall hold office until the next Annual Meeting of stockholders and until their successors have been elected and qualified. The corporation, by amendment to its Bylaws, may, from time to time, increase or decrease the number of Directors of the corporation. The persons who are to serve as Directors until the first annual meeting of shareholders or until their successors are elected and qualified are:

T. Gerald Chilton, Jr.

110 S. Mesa Drive

Suite 1

Mesa, Arizona 85210

ARTICLE XXVI

The corporation shall be authorized to issue two classes of shares of capital stock, to be designated, respectively “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock and Preferred Stock that the corporation shall have authority to issue is twenty-five million (25,000,000) of which twenty million (20,000,000) shares shall be Common Stock and five million (5,000,000) shall be Preferred Stock. The par value of the shares of Common Stock is One Tenth of One Cent ($0.001) per share. The par value of the shares of Preferred Stock is One Tenth of One Cent ($0.001) per share.

The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations, or restrictions thereof, including, but not limited to, the fixing or alteration of the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of Preferred Stock, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of the shares of that series, but not below the number of shares of that series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status they had prior to the adoption of the resolution originally fixing the number of shares of that series.

ARTICLE XXVII

The private property of the stockholders, directors and officers of the corporation shall be forever exempt from all corporate debts, liabilities and obligations of whatsoever kind and nature.

ARTICLE XXVIII

The holders of any shares of the Common Stock of the corporation shall have no preemptive rights to purchase any shares of the stock of the corporation of any class now or hereafter authorized or any warrants or other instruments evidencing the right or option to purchase or otherwise acquire such shares, and, except as otherwise provided for in Article IX above, such additional shares of stock may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it shall deem advisable.

ARTICLE XXIX

The corporation shall indemnify any person who incurs expenses by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation in accordance with the provisions of the Bylaws of the corporation. No director or officer of the corporation shall be personally liable to the corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the

Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts or omissions prior to such repeal or modification.

ARTICLE XXX

This corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, we, the undersigned, have hereunto set our hands this 5th day of December, 2000.

/s/ T. Gerald Chilton, Jr.
T. GERALD CHILTON, JR.

STATE OF ARIZONA	)
) ss.
County of Maricopa	)

On this the 5th day of December, 2000, before me, the undersigned Notary Public, personally appeared T. Gerald Chilton, Jr., known to me to be the person whose name is subscribed to the within instrument and acknowledged that he executed the same for the purposes therein contained.

/s/
Notary Public

My commission expires: September 10, 2004